EX-99.B16-H2TRCLY

                        UNITED HIGH INCOME FUND II, INC.
                                 Class Y Shares

     The formula used to calculate the total return is:

                n
        P(1 + T)  = ERV

       Where :  P = $1,000 initial payment
                T = Average annual total return
                n = Number of years
              ERV = Ending redeemable value of the $1,000 investment for the periods shown.

For the period from February 27, 1996 to September 30, 1996:

                P =                                             $1,000
                n =                                              0.592
              ERV =                                          $1,050.04
                T =                                              5.00%